                                                                     EXHIBIT 2.4

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            BEAR LINEAR LLC, SELLER,

                               DENNIS M. SCHREIER,
                             ROBERT F. BAUCHIERO AND
                               J. CHRIS ARVIDSON,
                           COLLECTIVELY THE GUARANTORS

                                       AND

                           WARNER ELECTRIC, LLC, BUYER

                                  MAY 18, 2006

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                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (together with all the List of Schedules, the List of Defined Terms, the Schedules, and the Exhibits, the "Agreement"), dated as of May 18, 2006, is made by and between BEAR LINEAR LLC, an Illinois limited liability company with offices at 6593 Revlon Drive, Belvidere, Illinois (the "Seller"), DENNIS M. SCHREIER, ROBERT F. BAUCHIERO and J. CHRIS ARVIDSON (collectively, the "Guarantors"), and WARNER ELECTRIC, LLC, a Delaware limited liability company with offices at 449 Gardner Street, South Beloit, Illinois (the "Buyer"). All capitalized terms shall have the meanings ascribed to them herein and in the List of Defined Terms attached to this Agreement.

                            BACKGROUND OF AGREEMENT:

     A. Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer the Seller's business and substantially all of the Seller's assets upon all of the terms and conditions of this Agreement.

     B. Seller and Buyer are entering into this Agreement to set forth their entire understanding with respect to such sale and purchase.

     C. The Guarantors acknowledge that they will receive substantial benefits from the performance by Seller and Buyer of the transactions contemplated by this Agreement and join in this Agreement to affirm the covenants, representations and warranties of Seller, to assure performance by Seller of its indemnity obligations and to consent to the adjustments of Purchase Price and rights of set-off to which Buyer is entitled under the terms of this Agreement.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained herein, and intending to be legally bound hereby, Seller and Buyer agree as follows:

     1. SALE OF ASSETS.

          1.1 Sale of Seller's Assets. Subject to the terms and conditions of this Agreement, Seller shall sell and Buyer shall purchase all of the properties, assets, names and business of Seller as a going concern, except as set forth in Section 2 (the "Business"), and including, without limitation:

               1.1.1 Inventory and Raw Materials. Seller's entire inventory of finished products, work in progress and raw materials.

               1.1.2 Other Tangible Personal Property. All of Seller's other tangible personal property.

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               1.1.3 Accounts Receivable. Seller's accounts receivable as of the
          Closing Date.

               1.1.4 Other Intangible Personal Property. Seller's other intangible personal property, including without limitation the following:

                    (i) All contracts (written and oral) to which Seller is a
               party as Buyer, in its sole discretion, determines to acquire, including sales or distribution agreements, license agreements, service agreements, equipment leases, contracts or orders for the sale of goods, contracts or orders for the purchase of equipment, raw materials or goods and insurance policies (excluding policies insuring the lives of Seller's officers);

                    (ii) All of Seller's trademarks, service marks, trade names and franchises, and applications therefor;

                    (iii) All of Seller's copyrights, patent rights, trade
               secrets, know-how, design and other proprietary information, including, without limitation, all such rights with respect to any process, design or machinery involved in the preparation of Sellers' products; and

                    (iv) All of Seller's customer lists and customer records,
               supplier lists and supplier records, and inventory and equipment records.

               1.1.5 Prepaid Expenses. All payments made by Seller with respect to the Business that constitute prepaid expenses of the Business in accordance with GAAP consistently applied.

               1.1.6 Real Property. All of Seller's right, title and interest in real property.

          1.2 The Purchased Assets. The assets referred to in Section 1.1 above are enumerated more specifically in Schedule 1.2 and are referred to hereinafter as the "Purchased Assets."

     2. RETAINED ASSETS. Notwithstanding the provisions of Section 1, the Purchased Assets and the Business do not include, and Seller shall retain, the assets specified in Schedule 2.0 (the "Retained Assets").

     3. PURCHASE PRICE.

          3.1 Purchase Price. The price (the "Purchase Price") to be paid by Buyer to Seller for the Purchased Assets shall be Three Million Four Hundred Forty-Four Thousand Eight Hundred Sixty-Four Dollars
     ($3,444,864.00), the assumption of those


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     liabilities and obligations of Seller to be assumed by Buyer pursuant to
     Section 5 and the additional deferred portion of the Purchase Price established in accordance with Subsections 3.5.1 and 3.5.2 below. The Purchase Price shall be paid as provided in Sections 3 and 4 hereof and shall be applied by Seller to satisfy all indebtedness of Seller (including line of credit debt, long-term debt, accrued rent, equity redemption rights and deferred liabilities) existing as of the Closing Date, as that term is defined in Section 11.1 below, with the exception of current trade debt that Buyer may agree in writing to assume.

          3.2 Closing Balance Sheets. At the Closing, the Seller shall deliver an estimated balance sheet dated as of May 17, 2006, (a "Closing Balance Sheet"), and an adjusted balance sheet for the Seller dated as of May 18, 2006 (the "Adjusted Closing Balance Sheet"). The Adjusted Closing Balance Sheet for the Seller shall be created by deleting from the Closing Balance Sheet of Seller the Retained Assets and the Retained Liabilities. The Adjusted Closing Balance Sheet for the Seller shall show the Seller's "Adjusted Net Asset Value at Closing," which shall be the amount by which the Seller's total assets exceed the Seller's total liabilities, as reflected on the Adjusted Closing Balance Sheet.

          3.3 Allocation of Purchase Price. The Purchase Price shall be allocated and reported for tax purposes by Buyer and Seller as provided in
     Schedule 3.3

          3.4 Purchase Price Adjustments.

               3.4.1 Closing Inventory Count. On, or within five (5) days after, the Closing Date, personnel assigned by each of Seller and Buyer shall jointly inspect all inventory of the Business and prepare a physical count of the inventory of the Business as of the Closing Date.

               3.4.2 Working Capital Adjustment. As soon as practicable following the Closing Date, but not later than sixty (60) days thereafter, Buyer and Seller shall jointly determine the amount of the Seller's Working Capital as of the Closing Date and shall execute a certificate (the "Working Capital Certificate") setting forth the final dollar amount of the Working Capital. If the dollar amount of the Working Capital as reflected on the Working Capital Certificate is less than the dollar amount of the Working Capital as reflected on Seller's Adjusted Closing Balance Sheet, then Seller shall pay in cash to Buyer the amount of the difference. Any payment to be made under this Section shall be made, without interest thereon, within five business days after final determination of the amount of the Working Capital as of the Closing Date.

               3.4.3 Definition of "Working Capital". For purposes of this Agreement, "Working Capital" as of any date shall be deemed to be the aggregate dollar value determined in accordance with GAAP consisting of: (i) accounts receivable (net of an allowance for bad debts determined in accordance with GAAP), (ii)


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          inventory (net of an allowance for obsolete and damaged inventory) and
          (iii) prepaid expenses, less (y) accounts payable and (z) accrued expenses.

               3.4.4 Arbitration of Disputes Over Working Capital. In the event the parties fail to reach written agreement, within sixty (60) days after the Closing Date, with respect to the determination of the amount of the Working Capital as of the Closing Date, then the parties shall (i) retain as arbitrator PriceWaterhouse Coopers or, failing its agreement to act as arbitrator, such other independent accounting firm as may be mutually agreed upon by the parties to review such matters as to which written agreement has not been reached and (ii) request such arbitrator to act as promptly as practicable in accordance with its own rules to resolve all such disputed matters within thirty (30) days after being retained by the parties. Upon resolution by such arbitrator to its satisfaction of all such disputed matters, such arbitrator shall cause to be prepared and shall deliver to the parties a certificate setting forth the amount of Working Capital as of the Closing Date. The decision of such arbitrator shall be final, non-appealable and binding on Seller and Buyer, and the fees and expenses, if any, of such arbitrator shall be paid one-half by Buyer and one-half by Seller.

          3.5 Additional Deferred Purchase Price Payments.

               3.5.1 Minimum Deferred Purchase Price Payments. Buyer shall pay to each of the Guarantors a minimum Deferred Purchase Price payment in the amount of Three Hundred Thousand Dollars ($300,000.00) (each, a "Minimum Deferred Purchase Price Payment") payable in three (3) annual payments of One Hundred Thousand Dollars ($100,000.00) each as provided in Section 3.5.3 hereinafter (each, an "Annual Minimum Deferred Purchase Price Installment"). The initial installments of the Minimum Deferred Purchase Price shall each be reduced by a proportionate amount of the total Purchase Price reduction (estimated to be approximately $23,323.00) resulting from inventory returned to Seller before the Closing Date that may not be merchantable or marketable by Buyer within sixty (60) days after the Closing Date.

               3.5.2 Contingent Deferred Purchase Price Payments. In addition to the Minimum Deferred Purchase Price Payments, Buyer shall pay to each of Dennis M. Schreier and Robert F. Bauchiero Contingent Deferred Purchase Price payments (the "Contingent Deferred Purchase Price Payments") in an annual amount, if any, equal to EBITDA for the Acquired Business during each of the periods covered in Section 3.5.3 below in excess (the "Annual EBITDA Excess") of $571,428.58 (the "EBITDA Base Amount") multiplied by .175 (the "Annual Payment Rate"). The Annual EBITDA Excess shall not exceed the "Maximum Annual EBITDA Excess" set forth in Section 3.5.3 below for purposes of calculating the Contingent Deferred Purchase Price Payments.


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               3.5.3 Periods of Payment and Maximum Contingent Deferred Purchase
          Price Payments. The period for calculation of the Contingent Deferred Purchase Price Payments for each of Dennis M. Schreier and Robert F. Bauchiero are as follows, subject to the Maximum Annual EBITDA Excess (the "MAEE"):

                                                       Maximum
                                                 Contingent Deferred
                                   Annual      Purchase Price Payment
Calendar Year        MAEE       Payment Rate          for Each
-------------   -------------   ------------   ----------------------
    2006        $   28,571.42       .175             $  5,000.00
    2007        $  628,571.42       .175             $110,000.00
    2008        $1,228,571.42       .175             $215,000.00

               3.5.4 Time for Payment of Deferred Purchase Price Payments. The Annual Minimum Deferred Purchase Price Payment payable to Chris Arvidson shall be paid out per the following: $100,000 at the time of closing, $100,000 on the last business day of 2006 and $100,000 on the last business day of 2007. The Annual Minimum Deferred Purchase Price Payments shall be payable to Dennis M. Schreier and Robert F. Bauchiero on the last business day of calendar years 2006, 2007 and 2008. The annual Contingent Deferred Purchase Price Payments shall be paid to Dennis M. Schreier and Robert F. Bauchiero within thirty (30) days after EBITDA and the Annual EBITDA Excess (less corporate allocations) have been calculated in each of the three (3) annual calculation periods with cash payouts to be no later than March 31 of each year, provided that the audited financial statements for the Acquired Business, if required, have been completed.

               3.5.5 Set-Off Against Minimum Deferred Purchase Price Payments. Buyer shall be entitled to set off against the Minimum Deferred Purchase Price Payments (i) any adjustments to the Purchase Price based on a post-Closing reconciliation agreed upon by Buyer and Seller (including the Working Capital Adjustments calculated in accordance with Section 3.4 above and 12.1.5 below), and (ii) any amounts that become payable to Buyer by Seller and by the Guarantors in accordance with Sections 15.2 and 15.3 below.

     4. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by delivery from Buyer to Seller, on the Closing Date, of certified or bank cashier's checks, or by wire transfer in immediately available funds, in the aggregate amount of Three Million Four Hundred Forty-Four Thousand Eight Hundred Sixty-Four Dollars ($3,444,864.00).


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     5. LIABILITIES. As of and from the Closing Date, Buyer shall assume certain of Seller's obligations and liabilities, limited, however to those liabilities reflected on the Adjusted Closing Balance Sheet and expressly agreed in writing to be assumed by Buyer (the "Assumed Liabilities"). The Assumed Liabilities shall not include the liabilities listed on Schedule 5.0 attached hereto or any other liabilities that the Buyer has not agreed in writing to assume. Except for the Assumed Liabilities, Buyer shall not be responsible for, nor is Buyer assuming, any debts, liabilities, or obligations of Seller, whether known, unknown, contingent or otherwise, and whether arising before or after the Closing Date (the "Retained Liabilities"). Without limiting the generality of the foregoing sentence and by way of nonexclusive example, Buyer shall have no liability to employees or former employees of Seller with respect to any employment contract with Seller, any severance or change of control agreement or accrued benefits under any employee benefit plan offered or adopted by Seller prior to Closing, all of which are included in the Retained Liabilities.

     6. INTENTION OF PARTIES REGARDING CLOSING. [Deleted by agreement of Buyer and Seller].

     7. REPRESENTATIONS AND WARRANTIES OF SELLER. As of the Closing Date, as defined in Section 11.1 below, the Seller represents and warrants to Buyer as follows:

          7.1 Authority and Approvals.

               7.1.1 Organization and Standing of Seller. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois, and has full limited liability company power to own its properties and to carry on its business as now being conducted. The Seller is duly qualified, licensed, or domesticated and in good standing as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such license, qualification or authorization, and a list of those states where Seller is so licensed, qualified, or domesticated is set forth in Schedule 7.1.1.

               7.1.2 Limited Liability Company Approvals. The Seller has obtained all authorizations and approvals, including, without limitation, the authorization and approval of its Members and Managers required for the execution and delivery of this Agreement as well as the execution and delivery of all other instruments that are to be executed by the Seller in connection with this transaction (the "Other Seller Instruments") and the consummation of the transactions contemplated by this Agreement. This Agreement and the Other Seller Instruments are the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of debtor's or contracting parties' rights, and to the extent that the availability of the remedy of specific


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          performance or of injunctive relief or other equitable relief with respect to the enforceability of such obligations is subject to the discretion of the court before which any proceeding therefor may be brought.

               7.1.3 No Violation of Other Instruments. Neither the execution and delivery of this Agreement or the Other Seller Instruments by the Seller nor the consummation of the transactions contemplated hereby will conflict with, result in a breach of or constitute a default under the certificate of organization and operating agreement of the Seller or any contract, instrument, agreement or understanding to which the Seller is a party or by which it or any of its properties is bound, nor will it result in acceleration in the time for performance of any obligation under any contract or instrument, nor will it result in the creation or imposition of any lien, charge or encumbrance upon any asset transferred under this Agreement, nor give rise to any right of determination, nor will it result in the violation of any law, statute, ordinance, rule or regulation applicable to the Seller.

               7.1.4 Assumed and Fictitious Names. The attached Schedule 7.1.4 lists all assumed and fictitious names under which the Seller does business, together with, for each such name, the list of the offices in all states, counties, and all other localities where certificates or other registrations have been filed, the dates such registrations were filed, and the date when each of such registrations expires. Seller has complied with all applicable laws and regulations regarding assumed or fictitious name filings.

          7.2 Financial Condition.

               7.2.1 Financial Statements. Seller has furnished to Buyer copies of its financial statements for the fiscal years ending on December 31, 2001, 2002, 2003, 2004 and 2005, respectively. Except as otherwise disclosed to Buyer in writing, (A) such financial statements (i) are complete and correct in all material respects, (ii) have been prepared in accordance with generally accepted accounting principles, consistently followed and applied throughout the periods involved, and
          (iii) present fairly the financial condition of Seller as at their respective dates and the results of Seller's operations for the respective periods covered; and (B) the Closing Balance Sheet for Seller, when delivered at Closing, will be complete and correct in all material respects, will have been prepared on a basis consistent with the foregoing financial statements for the Seller and will fairly present the financial condition of the Seller as of the Closing Date.

               7.2.2 Absence of Certain Changes.

               (A) Since December 31, 2005, except as set forth in Schedule 7.2.2, the Seller has conducted its Business only in the ordinary course and Seller has not:


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                    (i) Incurred or made any commitment to incur any material
               obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, relating to the Purchased Assets, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, other than obligations and liabilities arising out of or incident to this transaction or contemplated by this Agreement;

                    (ii) Mortgaged, pledged or subjected to any lien, charge,
               security interest or any other encumbrance or restriction (except liens for current property taxes not yet due and payable) any material portion of its property, Business or assets, tangible or intangible, nor made any commitment to do any of the foregoing;

                    (iii) Received any notice of termination of any contract,
               lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, singly or in the aggregate, has had or may have a materially adverse effect on its assets, operations or prospects;

                    (iv) Experienced any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

                    (v) Transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, or entered into any agreement or commitment relating to, any material United States or foreign license, patent, copyright, trademark, trade name, permit, consent, approval, invention, design or similar rights, or modified any material existing rights with respect thereto, nor made any commitments to do any of the foregoing;

                    (vi) Made, or made any commitment to make, any material
               change in the rate of compensation, commission, bonus, deferred compensation arrangement or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, deferred compensation arrangement or severance or vacation pay, to any of its officer's, employees, salesmen, manufacturer's representatives, distributors or agents;

                    (vii) Made, or made any commitment to make, any material
               capital expenditures or material capital additions or betterments other than those of which Buyer has been informed in writing;


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                    (viii) Instituted, threatened to institute, settled or
               agreed to settle, or suffered any adverse determination in, any litigation, action or proceeding before any court, arbitrator or governmental body relating to such Seller or its property or products;

                    (ix) Made, or made any commitment to make, any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

                    (x) Entered into, or made any commitments to enter into, any material transaction, contract or commitment other than in the ordinary course of business except as to the transactions contemplated by this Agreement;

                    (xi) Made, or made any commitments to make, full or partial payment of any material outstanding obligations prior to the due date thereof or in a manner inconsistent with prior practice;

                    (xii) Entered into or made any commitment to enter into any contract, commitment or agreement under which it has outstanding indebtedness, obligation or liability for borrowed money or for the deferred purchase price of property;

                    (xiii) Sold, leased, subleased, assigned or transferred any of its tangible or intangible assets, except in the ordinary course of business, or cancelled any debts or claims, nor made any commitments to do any of the foregoing;

                    (xiv) Suffered any substantial losses on the sale or
               disposition of individual items of non-inventory property or waived any rights of material value (other than in connection with the cancellation of sales orders), whether or not in the ordinary course of business, or received notice of cancellation of any firm order in excess of $1,000; or

                    (xv) Made any change in its accounting procedures or
               practices.

               (B) Since December 31, 2005, except as set forth in Schedule
          7.2.2:

                    (i) No material adverse change in the business, assets,
               liabilities, financial condition, operations or prospects of Seller has occurred, and no event has occurred or failed to occur (nor, to the knowledge of the Seller, is any such event or failure threatened), whether or not insured against, which has had or may have, either alone or in conjunction with all other such events and failures, a materially adverse effect on the business, assets, liabilities, financial condition, operation or


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

               prospects of Seller, or on this Agreement or the consummation of the transactions contemplated hereby, or on Buyer's ability to conduct the business of Seller after the Closing as conducted by Seller prior to the Closing; and

                    (ii) The Seller has not become aware of any fact or
               circumstance which, either alone or in conjunction with all other such facts and circumstances, has had or may have (so far as the Seller can foresee) a materially adverse effect on the business, assets, liabilities, financial condition, operations or prospects of Seller, or on this Agreement or the consummation of the transactions contemplated hereby, or on the ability of Buyer to conduct the Business of Seller after the Closing as conducted by Seller prior to the Closing, which fact or circumstance has not been set forth or referred to in the financial statements delivered pursuant to this Agreement or in any Schedule hereto or in a writing specifically captioned "Disclosure Statement" and delivered to Buyer prior to the date of this Agreement.

               7.2.3 Undisclosed Liabilities. The Seller has no material liabilities or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due, and knows of no basis for any claim against Seller for any such material liabilities or obligations, except to the extent set forth on Schedule 7.2.3 or any other Schedule to this Agreement, or in this Agreement itself, or in Seller's financial statements or any other documents delivered to Buyer.

               7.2.4 Indebtedness to and from Officers, Managers and Others. Except as set forth on Schedule 7.2.4, Seller is not indebted to any of its managers, officers, employees or agents, except for amounts due as normal salaries, wages, or reimbursement of ordinary business expenses. Except as set forth on Schedule 7.2.4, no manager, officer, employee or agent of Seller is indebted to Seller, except for ordinary business expense advance not exceeding $500 for each individual.

               7.2.5 Backlog. Schedule 7.2.5, which will be delivered and attached to this Agreement as of Closing, is as of May 18, 2006, a true, complete and accurate list of each signed but unfilled purchase order or other written commitment for sale of the products and services of Seller.

          7.3 Description and Condition of Assets.

               7.3.1 Inventory. The inventories reflected on the Adjusted Closing Balance Sheets, are (i) stated at no more than the lower of cost or market, (ii) usable and saleable in the ordinary course of business of Seller at prevailing market prices without discount, except for those items of inventory described as not so useable and saleable in Schedule 7.3.1, and (iii) owned free and clear of all


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          liens, claims, charges and encumbrances of any kind or nature.
          Schedule 7.3.1 also presents a true and complete list of all locations at which inventories are located as of the date of this Agreement, and at which such inventories will be located on the Closing Date. Except as disclosed in Schedule 7.3.1, purchase commitments by Seller for raw materials and other materials to be used by Seller are not in excess of six month's requirements or at prices in excess of current market prices. Sales commitments for finished goods have all been made in the ordinary course of Seller's Business. Since December 31, 2005, no inventory items have been sold or disposed of except in the ordinary course of Seller's business.

               7.3.2 Machinery, Equipment and Other Tangible Personal Property. The attached Schedule 7.3.2 is a true and complete list of all tangible personal property owned by Seller or used by Seller in its Business, except for (i) items of inventory that have been sold and are held for delivery and (ii) items having an initial individual cost of $500 or less. Schedule 7.3.2 also includes a separate list of all tangible personal property owned by any third party (whether a customer, supplier, or other person) for which Seller is responsible together with copies of all agreements relating to such property. All property of third parties in the possession of Seller is in such condition that, upon the return of such property to its respective owners, Seller will not be liable in any amount to these owners. Except as stated in Schedule 7.3.2, the tangible personal property owned by or used in the Business of Seller is in useable condition fit for its intended purpose in all material respects, is in the actual possession of Seller, and is owned free and clear of all liens, claims, charges and encumbrances of any kind or nature.

               7.3.3 Accounts Receivable. The attached Schedule 7.3.3 is a true, complete, and accurate list of the amounts of all accounts receivable of Seller as of a date no more than five (5) business days before Closing, describing, in the case of each account debtor, the name of the account debtor, the amounts owed, and the agings of the account. All of the accounts receivable reflected on Schedule 7.3.3 are accounts receivable acquired in the ordinary course of business from customers believed to be commercially responsible, subject to no asserted counterclaims, defenses, or setoffs, and collectible in the ordinary course of business without resort to legal proceedings, except as specified in Schedule 7.3.3. At least 97% of the accounts receivable will be collected at the aggregate amount thereof within 90 days after the Closing, and the balance will be collected in full within 180 days of the Closing. Except as specified in Schedule 7.3.3, all of the accounts owned by Seller are free and clear of any liens or encumbrances.

               7.3.4 Real Property. The attached Schedule 7.3.4 contains a true and complete description of all real property owned or leased by Seller, with the leases separately so designated. Except as stated in
          Schedule 7.3.4, Seller has good, marketable and legal title in fee simple to, or a valid leasehold interest in,


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          all of Seller's real property, free and clear of any mortgages, liens, claims, charges, encumbrances or restrictions of any kind. No charges, violations or claims to an interest in such property have been filed, served, made or, to the knowledge of Seller, threatened, against or relating to such property or structure referred to in Schedule 7.3.4 or any of the operations conducted at any such property or structure, as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning laws or restrictive covenants (including in any such case and without limitation those relating to environmental protection) or as a result of any encroachment on the property of others. Seller has no right or obligation to acquire any interest in any real property. The buildings and fixtures located on or comprising the real property described on
          Schedule 7.3.4 are structurally sound with no known material defects and are in good operating condition and repair. Neither the whole nor any portion of such real property or leaseholds is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental body or other person with or without payment of compensation therefor, nor, to the knowledge of Seller, has any such condemnation, expropriation or taking been proposed.

               7.3.5 Patents, Copyrights, Trademarks, Etc. Seller owns or possesses licenses or other rights to use all patents, copyrights, trademarks, service marks, service names, trade names, brand names, trade dress, packaging, promotional material and advertising that are required to conduct its Business as it is presently operated. A list of such patents, copyrights, and other items described above is set forth in Schedule 7.3.5. Seller knows of no adverse claims, liens, charges or encumbrances of any kind affecting the items described in
          Schedule 7.3.5. Seller represents and warrants that it is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, brand names (whether registered or unregistered), patents, patent rights, licenses or trade secrets, permits, approvals or consents, trade dress, packaging, promotional material or advertising owned or obtained by any other person or persons, and there is no claim or action by any such person pending or, to the knowledge of Seller, threatened with respect thereto or with respect to the rights of Seller in any confidential information or trade secrets used in the conduct of its Business.

               7.3.6 Necessary Property. The real, tangible and intangible personal property to be transferred or assigned to the Buyer at the Closing constitutes all of such property necessary for the conduct of Seller's Business in the manner and to the extent presently conducted by it.

          7.4 Contractual Relationships.

               7.4.1 Labor and Employment Contracts. The attached Schedule 7.4.1 is a true and complete list of all employment agreements and other labor agreements to which Seller is a party. Seller is not in breach of any term or provision of, or in default under, any such agreement or contract, and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute such a breach or default. Seller has no knowledge or reason to know of any pending or threatened demand for recognition, intention to hold an election of a collective bargaining representative or labor dispute which might disrupt Seller's continued operations. Schedule 7.4.1 contains a list of all unfair employment or labor practice charges that are presently pending, as well as a description and the status of each, filed with any court or governmental authority by or on behalf of any employee of Seller. No work stoppage exists at Seller or, to the knowledge of Seller, is threatened.

               7.4.2 Employee Benefit Plans and Arrangements. The attached
          Schedule 7.4.2 is a true and complete list of all employment, profit sharing, deferred compensation, severance pay, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare, or incentive plans, contracts, arrangements or practices maintained or contributed to by Seller and in which any one or more employees of Seller participates or is eligible to participate, including, without limitation, a complete list of all plans, agreements, arrangements or practices which constitute "fringe benefits" to any of the employees of Seller, including, but not limited to, vacation plans or programs, sick leave plans or programs, group medical insurance, group life insurance, disability insurance, workmen's compensation, supplemental unemployment benefits, other insurance coverage (including any self-insured arrangements) and related benefits, including, without limitation, any employee benefit plan (as defined in Section 3(3) of ERlSA), to which Seller is a party or by which it is bound (collectively, the "Employee Plans"). Copies of such plans (and, if applicable, related trust agreements) and all amendments and written interpretations thereto, if any, have been furnished to Buyer together with (i) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (ii) the three most recent actuarial valuation reports prepared in connection with any such plan. Each Employee Plan has been maintained in substantial compliance with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code (the "Code"), that are applicable to such Plans. No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan or any other employee benefit plan or arrangement maintained by Seller that is covered by Title I of ERISA and that could have a material adverse effect. No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any pension plan, whether or not waived. No condition exists that could constitute grounds for termination of the pension plan under Section 4042 of ERISA. Seller has not incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, which liability, or any portion thereof, could constitute a liability of Buyer on or after the Closing Date. No civil or criminal action brought pursuant to Part V of Title I of ERISA is pending or, to the knowledge of Seller, is threatened against Seller, or any fiduciary of any Employee Plan. All contributions and payments accrued under each Employee Plan will be discharged and paid on or prior to the Closing Date. All compensation and other benefit expenses arising with respect to employees of Seller have been charged appropriately to Seller. Except as set forth in the Schedule 7.4.2, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Plan or Arrangement above the level of the expense incurred in respect of such Plan or Arrangement for the year ended December 31, 2005. Seller is not in breach of any term or provision of, or in default under, any Employee Plan and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute such a breach or default.

               7.4.3 Insurance. The attached Schedule 7.4.3 is a true and complete list of all insurance policies owned by Seller, all of which are in full force and effect in the amounts stated in Schedule 7.4.3. Except as otherwise provided in Schedule 7.4.3, Seller shall have delivered to Buyer at the Closing all such insurance policies and binders from Seller's brokers or insurance companies naming Buyer as a named insured.

               7.4.4 Other Contracts and Agreements. Except for the agreements referred to in Schedules 7.4.1 and 7.4.2, the leases described in
          Schedule 7.3.4, and the insurance policies listed in Schedule 7.4.3, the attached Schedule 7.4.4 is a true and complete list categorized by subject matter, of any and all contracts, agreements, arrangements or understandings, written or oral, or other documents, if any, to which Seller is, as of the date of this Agreement, a party, or by which it or any of its assets or properties are bound. The Schedule shall include, without limitation, all:

                    (a) purchase orders and agreements to or with any one
               customer or supplier for the sale of materials, products or supplies, except for those that are for a term of less than 12 months and that involve aggregate payments by or to such Seller of less than $5,000;

                    (b) all employment contracts with any officer, consultant, director or employee except for those terminable at will without penalty or legal obligation to make payments;

                    (c) all contracts for construction or for the purchase of
               equipment, machinery and other items that under generally accepted accounting principles constitute capital expenditures;

                    (d) all contracts relating to the rental or use of
               equipment, other personal property or fixtures, except for such contracts involving payment of annual rentals or sums in any one case of less than $1,000;

                    (e) all contracts relating in any way to direct or indirect indebtedness for borrowed money, including intercompany debt between Seller and any of Seller's affiliates or equity owners, or evidenced by a bond, debenture, note or other evidence of indebtedness (whether secured or unsecured) of or to Seller, including, but not limited to, indebtedness by way of lease or installment purchase arrangement, guarantee, purchase price discount obligations, undertaking on which others rely in extending credit, or otherwise, and all conditional sales contracts, chattel and purchase money mortgages and other security arrangements with respect to any equipment, other personal property or fixtures, used or owned by such Seller, except in each case for contracts individually involving not more than $1,000;

                    (f) all contracts substantially limiting the freedom of
               Seller to engage in or to compete in any line of business or with any person or in any area or to use or disclose any information in its possession (other than routine supplier and customer confidentiality agreements);

                    (g) all license agreements, either as licensor or licensee;

                    (h) all joint venture contracts and agreements involving a sharing of profits;

                    (i) all agreements granting to others the right to
               manufacture or distribute Seller's products, including sales agency agreements, to the extent not included above;

                    (j) all other contracts, except those that (i) are
               cancelable on 30 day's or less notice without any penalty or other financial obligation or (ii) if not so cancelable, involve annual aggregate payments by or to Seller of $5,000 or less.

          All of the agreements and contracts listed in Schedules 7.4.1, 7.4.2 and 7.4.4, the leases described in Schedule 7.3.4, and the insurance policies listed in Schedule 7.4.3 (collectively, together with those contracts omitted from Schedule 7.4.4 solely pursuant to the express exceptions contained in Sections 7.4.4(a), (b), (d), (e) and (j), the "Contracts") are valid and binding obligations of the parties to them, and there are no liabilities arising from any breach or default prior to the date of this Agreement of any provision of any such contract or agreement by any party. No event has occurred that, with the passage of time or the giving of notice, or both, would constitute a breach or default by any party to any such contract or agreement or would cause the acceleration of any obligation of any party or the creation of a lien or encumbrance upon any asset of Seller or used in its business, or would give rise to any right of termination. Seller is not a party to, nor is Seller or any of its properties bound by, any contract, lease, agreement or commitment, the performance of which could have a materially adverse effect on the business condition, financial or otherwise, operations or prospects of Seller.

               7.4.5 Third Party Consents. Except as described in Schedule 7.4.5, no consent or other agreement of any persons other than Seller is required for the transfer and assignment to Buyer of the assets to be transferred under this Agreement and the Other Seller Instruments. Any such consent or agreement that is required shall, as of the Closing Date, have been duly obtained by Seller and copies supplied to Buyer.

          7.5 Conduct of Operations.

               7.5.1 Customers. The attached Schedule 7.5.1 is a true and complete list of all customers that purchased inventory from Seller for the 24-month period ending December 31, 2005.

               7.5.2 Suppliers. The attached Schedule 7.5.2 is a true and complete list of all suppliers of goods and services to Seller (except that employees of Seller shall be excluded from the Schedule).

               7.5.3 Employees. Seller neither believes nor has reason to believe that any officer or executive of, or any group of employees of, Seller has or have any plans to terminate his, her, or their employment with Seller. Attached as Schedule 7.5.3 is a list of all employees of Seller and their respective wages.

               7.5.4 Accrued Employee Benefits. None of Seller's employees is now, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Closing except as set forth in the
          Schedule 7.5.4.

               7.5.5 Product and Field Warranties. Seller has provided Buyer true and accurate copies of each of Seller's standard form of product warranty and guaranty now outstanding and now being issued by Seller with respect to its products. Schedule 7.5.5 attached hereto contains Seller's policy with respect to the return of goods sold by Seller.

               7.5.6 Litigation. Except as stated in the attached Schedule 7.5.6, there is no action, proceeding, governmental investigation or other legal or administrative proceeding pending or, to the knowledge of Seller, threatened, against or relating to Seller, or its officers or employees, or its properties, assets or business or the transactions contemplated by this Agreement, and Seller knows of no basis for the same.

               7.5.7 Taxes. Seller has no tax deficiency or claim outstanding, proposed or assessed against it with respect to any taxes, including, without limitation, income, property, sales, use, franchise, added value, employee's income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and Seller has made timely filings of all tax returns due to all such taxing authorities. The federal income tax returns of Seller have been examined and accepted by the Internal Revenue Service (or closed by applicable statutes) for its fiscal years as set forth in Schedule 7.5.7.

               7.5.8 Permits; Governmental Approvals. Seller possesses all franchises, licenses, permits and other authority as are necessary for the conduct of Seller's business and is not in default under any of such franchises, permits, licenses or other authority. Except as specified in Schedule 7.5.8, no approval, consent, authorization or other order of, and no consent, designation, filing, registration, qualification or recordation with, any governmental authority is required (i) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, or (ii) to enable Buyer to continue the operation of Seller's business in all material respects as conducted prior to the Closing Date.

               7.5.9 Operations in Conformity With Law. Except as provided in the attached Schedule 7.5.9, Seller's operations, as presently conducted, are not in material violation of any law or regulation, including, without limitation, any applicable building code, zoning ordinance, law relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, age, pregnancy, disability and sex discrimination and the payment of social security and other taxes), regulation of the Federal Occupational Safety and Health Administration, or any law regarding protection of the environment or the use, storage or disposal of hazardous wastes. Seller does not know or have reason to know of any basis on which Seller's present operations when continued by Buyer would be held to violate any such law or regulation now in effect or scheduled to become effective. Schedule
          7.5.9 contains a list of all notices from and related reports to government authorities within three years prior to the date hereof relating to the subject matter of this Section 7.5.9.

               7.5.10 Environmental Matters. Except as provided in attached
          Schedule 7.5.10:

                    (a) Seller is in compliance in all material respects with
               applicable Environmental Laws (as defined below) and has not received either written or oral notice from any governmental entity that Seller is a potentially responsible party for a federal or state environmental clean-up or for corrective action, nor received any request for information from any governmental entity under any Environmental Law with respect to any of the real property described in Schedule 7.3.4 or any part thereof.

                    (b) There is no litigation or other proceeding pending or
               threatened against Seller under any Environmental Law with respect to any of the real property described in Schedule 7.3.4 or any part thereof.

                    (c) No Regulated Substances have been or are being
               generated, used, processed, treated, stored, released, transported or disposed of by Seller, except in compliance in all material respects with applicable Environmental Laws.

                    (d) Seller has no knowledge of any unresolved notice,
               citation, summons, complaint, demand or other communication (written or oral) from any governmental entity or other person regarding (i) any alleged violation of any Environmental Law with respect to any of the real property described in Schedule 7.3.4 or any part thereof, or (ii) any alleged liability in connection with any release or remediation of any Regulated Substances, including any investigatory, remedial, or corrective obligations related in any way to the real property described in Schedule
               7.3.4 or any part thereof.

                    (e) None of the following exist at any of the real property described in Schedule 7.3.4 or any part thereof: (i) underground storage tanks, (ii) asbestos-containing materials in any form or condition, (iii) materials or equipment contain polychlorinated biphenyls, or (iv) landfills, surface impoundments or disposal areas.

                    (f) No person who has owned, leased, occupied or used any of the real property described in Schedule 7.3.4 or any part thereof has generated, used, processed, treated, stored, released or disposed of any

               Regulated Substances on such properties in violation of Environmental Laws.

                    (g) No Regulated Substances are present on, under or at any of the real property described in Schedule 7.3.4 or any part thereof (including without limitation any body of water located thereon, or adjacent thereto or any groundwater located thereunder), or in any improvement located thereon in quantities or at levels that require reporting or remediation under any applicable Environmental Law.

                    (h) Neither this Agreement nor consummation of the
               transactions that are the subject of this agreement will result in any obligations for state investigation or clean-up, or notification to or the consent of governmental entities or third-parties, pursuant to any of the "transaction triggered" or "responsible property transfer" provisions of any Environmental Law.

                    (i) The Seller has not assumed, guaranteed or otherwise
               become responsible for the liability of any other person or entity for any liability under any Environmental Law with respect to any of the real property described in Schedule 7.3.4 or any part thereof.

               As used herein the term "Environmental Laws" shall mean any Law as amended and as now in effect (including but not limited to the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and the Federal Insecticide Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq. and their state, county, and municipal counterparts), or permit, license or other operating authorization relating to (i) the protection of the environmental or natural resources, (ii) clean air, clean water, hazardous and solid waste disposal, safe drinking water, endangered species, oil spill prevention, groundwater protection, and toxic substances control, the protection of the public health, safety or welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, presence, discharge, disposal or emission (whether past or present) of any Regulated Substance, or
          (iii) the production, generation, manufacture, processing, labeling, testing, control, distribution, use, treatment, storage, disposal, transport or handling of any Regulated Substance.

               As used herein the term "Regulated Substances" shall mean any petroleum hydrocarbons or petroleum products or byproducts, any pesticides, toxic chemicals, asbestos or asbestos-containing materials, polychlorinated biphenyls, toxic mold and any other chemical material, substance or waste that is identified (by listing or characteristic) and any other substance regulated by (or the clean-up of which can be required under) or that constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation handling, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Environmental Law.

               7.5.11 Absence of Certain Business Transactions. Except as set forth on Schedule 7.5.11, all transactions by Seller with third parties are and have been conducted on an arm's length basis. Seller has no knowledge of any favorable pricing, purchase or lease arrangements that will not continue to be available to Buyer after the Closing. Except as disclosed in Schedule 7.5.11, neither Seller nor any manager, officer or employee of Seller or any relative or company controlled individually or collectively by Seller, has any interest in
          (i) any property, real or personal, tangible or intangible, including, but not limited to, any invention, patent, trade name or trademark used in connection with or pertaining to Seller's Business or (ii) any creditor, supplier, customer, manufacturer, representative or distributor of Seller's products.

               7.5.12 Brokers and Finders. Neither Seller nor any person acting on behalf of Seller has employed any broker, agent or finder or incurred any liability for any brokerage fees, agent's commissions or finder's fees in connection with the transactions contemplated by this Agreement.

          7.6 Adequacy of Representations and Warranties. Neither the warranties and representations made by Seller in this Agreement and the Other Seller Instruments, nor the financial statements furnished by Seller, nor any certificate or memorandum furnished or to be furnished by Seller, or on its behalf, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading. All representations and warranties of the Seller shall be true on and as of the Closing Date with substantially the same effect as if made on and as of such date.

          7.7 Affirmation by Guarantors. The Guarantors affirm, represent and warrant that all of the representations and warranties of Seller enumerated in this Section 7 are true and correct in all material respects.

     8. COVENANTS OF SELLER AND GUARANTORS.

          8.1 Covenant Not to Compete; Confidential Information.

               8.1.1 After the Closing Date, neither Seller nor the Guarantors shall compete directly or indirectly with the business of Buyer in any country in which any product manufactured, marketed or sold by Buyer is sold (the "Geographic Area"). In addition, neither the Seller nor any of the Guarantors shall (without limiting the generality of the restriction from competing in the Geographic Area) (a) engage in or be interested in, directly or indirectly (whether as owner of, partner, stockholder or capital investor in, lender, advisor or consultant to, sales or marketing representatives for, or otherwise, either alone or in association with others) any business or enterprise competitive with the Business currently conducted by Seller; (b) solicit any employees of Buyer to leave the employ of Buyer; (c) solicit any customer of Buyer with respect to any product or service currently furnished, made or sold by Seller; or (d) disclose any proprietary information or trade secrets relating to the Business purchased by Buyer to any party; provided that the foregoing shall not prohibit any of the Guarantors from owning in the aggregate less than 5% of the outstanding publicly traded stock of any corporation. The obligations of Seller and the Guarantors under this Section 8.1.1 shall continue in full force and effect and be binding on the Guarantors, their respective successors, heirs, executors, administrators and assigns for a period of two years commencing with the Closing or such longer period of time as is set forth in the respective Employment Agreements (as such term is defined in Section 12.3 below) entered into by Dennis M. Schreier and Robert
          F. Bauchiero and the Buyer. To the extent that any clause, covenant, limitation or restriction contained in this Section 8.1.1 is inconsistent with any clause, covenant, limitation or restriction set forth in Section 8 of the Employment Agreements, the Employment Agreements shall govern the duties and obligations of the parties.

               8.1.2 Seller and the Guarantors acknowledge that a breach of the covenant not to compete contained in this Section will cause irreparable harm to Buyer in an amount or amounts difficult to ascertain and accordingly, in the event of a default under this Section, in addition to any other relief to which Buyer may be entitled, Buyer shall be entitled to injunctive relief offered by any court of competent jurisdiction.

               8.1.3 Seller and the Guarantors shall hold in strict confidence all confidential data and information obtained from Buyer, or any officer, agent or representative of Buyer.

          8.2 Change of Name. It being understood by the parties that among the assets being acquired by Buyer is the name of Seller and all contractions or variations of that name, Seller agrees not to use any such name after the Closing Date. As of the Closing Date, Seller will amend its certificate of organization and take such other steps as may reasonably be required so as to comply with this Section, and will assist Buyer in taking any action that will preserve the unlimited use of Seller's name by Buyer. Seller agrees to take any and all reasonable action requested by Buyer so as to enable Buyer to secure all of Seller's right, title and interest in and to the use of all such names in any jurisdiction in which Seller has used such name and elsewhere in connection with all business or activities that are or may be conducted by Buyer, including, without limitation, furnishing a written consent to the adoption by Buyer of the name "Bear Linear" for filing in any jurisdiction in which such consent is required to be filed.

          8.3 Access to Premises and Information. Prior to the Closing, Seller shall permit Buyer and its authorized representatives to have full access to the premises and books and records of Seller and shall allow Buyer at any time to make copies of such financial and operating data and other information with respect to Seller's business and properties as Buyer shall reasonably request. Any investigation or inquiry made by Buyer shall not in any way affect or lessen the representations and warranties made by Seller in this Agreement or their survival of the Closing. Seller's obligations to provide information to Buyer shall be subject to Seller's receipt of undertakings satisfactory to Seller that Buyer will keep such information, including business information as well as technical information, in confidence until the Closing, and in the event that Closing does not take place, that Buyer will return all copies of non-public documentary information, will not use any of such information, and will hold all confidential information in confidence until the same shall become public by or through persons other than Buyer. Seller shall, for a period of seven
     (7) years from the Closing Date, keep available for Buyer's inspection those records, if any, retained under Section 2.

          8.4 Limited Liability Company Approvals. At the Closing, Seller will furnish to Buyer copies of (i) the resolutions of Seller's Board of Managers appropriately certified by Seller's Secretary, reciting that the execution and delivery of this Agreement has been authorized and that appropriate action has been taken to approve this Agreement and the transactions contemplated by it, and (ii) certified copies of the resolutions of its members approving and authorizing this Agreement and its implementation.

          8.5 Expenses of Acquisition Transactions; Transfer Taxes. Seller shall pay all its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its legal counsel and accountants and its liquidation expenses, if any. Seller shall also pay any taxes payable in connection with the transfer of assets contemplated by this Agreement.

          8.6 Accounts Receivable Certificate. Seller shall furnish to Buyer at the Closing, as Schedule 8.6, an Accounts Receivable Certificate signed by Seller's President or Treasurer, which Certificate shall be a complete schedule of all of Seller's accounts receivable dated no earlier than seven
     (7) days prior to the Closing, describing, in the case of each account debtor, the name of the account debtor, the amounts owed and the agings of the account. Seller shall also deliver to Buyer, as a portion of the records to be transferred to Buyer at Seller's place of business, records indicating the address of each such account debtor and the dates on which all shipments to such account debtor were made prior to the date of Seller's Accounts Receivable Certificate for which full payment has not been received.

          8.7 Notice of Breach of Representation or Warranty. Promptly upon Seller becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, or would have caused or constituted a breach had such event occurred prior to the date hereof, of any of the representations and warranties of the Seller contained in or referred to in this Agreement, Seller shall give detailed written notice thereof to Buyer and shall, prior to the Closing Date, use its best efforts to prevent or promptly remedy the same.

          8.8 Additional Information. Seller shall deliver such additional information and documents, and shall revise schedules to this Agreement, as Buyer may reasonably request.

     9. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants that:

          9.1 Organization of Buyer. Buyer is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power to execute, deliver and perform this Agreement.

          9.2 Limited Liability Company Approvals. Buyer has obtained all limited liability company authorizations and approvals, including, without limitation, the authorization and approval of its Members and Managers, required for the execution and delivery of this Agreement, as well as the execution and delivery of all other instruments that are to be executed by Buyer in connection with this transaction (the "Other Buyer Instruments") and the consummation of the transactions contemplated by this Agreement. This Agreement and the Other Buyer Instruments are the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of debtor's or contracting parties' rights, and to the extent that the availability of the remedy of specific performance or of injunctive relief or other equitable relief with respect to the enforceability of such obligations is subject to the discretion of the court before which any proceeding therefor may be brought.

          9.3 Brokers and Finders. Neither the Buyer nor any person acting on behalf of the Buyer has employed any broker, agent or finder or incurred any liability for any brokerage fees, agent's commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     10. COVENANTS OF BUYER.

          10.1 Information Kept Confidential by Buyer. Until the transactions contemplated by this Agreement are consummated, Buyer and its respective Members, Managers, officers, agents and representatives shall hold in strict confidence all confidential data and information obtained from Seller or any of Seller's officers, agents, or representatives, except as may be necessary to arrange for Buyer's financing of the transactions contemplated by this Agreement or as otherwise agreed by Buyer and Seller in writing.

          10.2 Records of Seller. Buyer shall, for a period of seven (7) years from the Closing, permit Seller or Seller's authorized representatives to have reasonable access for purposes not inconsistent with this Agreement to those records of Seller transferred from Seller to Buyer under the terms of this Agreement.

     11. THE CLOSING; ACQUISITION PROVISIONS.

          11.1 Definition. The closing shall take place at the offices of Altra Industrial Motion, Inc., at 11:00 a.m. on May 18, 2006 (sometimes referred to as the "Closing Date" or as the "Closing"). The parties may by mutual agreement set forth in writing any different time or place for the Closing and may, but shall not be required to, extend the Closing Date. Time shall be of the essence of this Agreement.

          11.2 Transfer of Title. On the Closing Date, Seller will deliver to Buyer bills of sale with appropriate warranties of title, assignments of leasehold interests and deeds to real property interests, certificates of ownership of vehicles and such other good and sufficient evidence of transfer and conveyance as, in the reasonable opinion of Buyer's counsel, shall be sufficient to transfer all the assets, properties and rights to be transferred under this Agreement, including without limitation, patents, copyrights, trademarks, and other intangibles, and to vest in Buyer good and merchantable title to such property, subject only to the liens, encumbrances and claims reflected in Schedules 7.3.2, 7.3.4, and 7.3.5. At any time and from time to time after the Closing Date, upon request of Buyer and without the payment of any further consideration, Seller shall duly execute, acknowledge and deliver all such further assignments, conveyances, and other instruments of transfer and other assurances and documents and will take such other action consistent with the terms of this Agreement as reasonably may be required by Buyer for the purpose of better assigning, transferring, and conveying to Buyer or reducing to possession of Buyer any or all of the assets transferred under this Agreement. At the request of Buyer, Seller shall also prosecute or otherwise enforce in its own name but for the benefit of Buyer, and at Buyer's expense (unless prosecution or enforcement is necessitated by default of Seller), any and all claims or rights in the name of Seller which, or the benefits of which, are intended or purported to be transferred to Buyer under this Agreement and which are required to be prosecuted or otherwise enforced in such Seller's name. To the extent that the assignment of any contract whose assignment to Buyer is provided for by this Section is not permitted without the consent of any other party and such consent is not obtained prior to Closing, (1) Seller shall use its best efforts to obtain such consent and, if such consent is obtained, shall execute and deliver an appropriate instrument effecting such assignment; and (2) if such consent is not obtained, Seller shall cooperate with Buyer in any reasonably requested manner to provide to and for Buyer the benefits under any such contract, including, without limitation, enforcement of any and all rights of Seller arising out of any breach or cancellation by any other party.

     Nothing contained in this section shall be construed as modifying the provisions of Section 7.4.5.

     12. CONDITIONS OF BUYER'S OBLIGATION TO CLOSE. The obligations of Buyer are subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Buyer in writing.

          12.1 Representations, Warranties and Covenants; Certificates.

               12.1.1 All representations and warranties of the Seller contained in this Agreement shall be true and complete as of the Closing Date as if made at and as of such date, except for changes permitted by the provisions of this Agreement.

               12.1.2 Seller shall have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

               12.1.3 Buyer shall have received a certificate dated the Closing Date to the effect that all representations and warranties of the Seller contained in this Agreement are true and complete on such Date, with the same effect as if made on such Date, except for changes permitted by the provisions of this Agreement, and that Seller has performed and satisfied all covenants and conditions required to be performed or satisfied by it on or prior to the Closing Date, which certificate shall be signed by Seller's President and Treasurer. The delivery of any such certificate shall in no way diminish any warranties and representations of the Seller contained in this Agreement.

               12.1.4 Seller shall have achieved cumulative revenues of Four Million Four Hundred Fifty Thousand Dollars ($4,450,000.00) and EBITDA of Two Hundred Seventy-One Thousand Dollars ($271,000.00) for the calendar year ended on December 31, 2005.

               12.1.5 As of Closing, Seller shall have sufficient Working Capital as determined by Buyer, in its sole discretion, to operate the Business in the ordinary course and to pay the Assumed Liabilities as they become due and payable. Buyer and Seller have agreed that working capital in the amount of Four Hundred Sixty-Nine Thousand Eight Hundred Sixty-Four Dollars ($469,864.00) is sufficient to satisfy the foregoing condition provided that the sale and purchase transaction is consummated on or before May 19, 2006, and that the minimum working capital requirement shall increase by Ten Thousand Dollars ($10,000.00) per week if Closing is postponed until after May 19, 2006.

          12.2 Opinion of Counsel. Sellers shall have furnished Buyer a favorable opinion of Seller's counsel, Pearson Van Houten PLC, dated the Closing Date, in form and substance satisfactory to Buyer and Buyer's counsel, to the effect that:

               12.2.1 Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Illinois and has all requisite power to own its assets and conduct its Business as it is now being conducted, to execute and deliver this Agreement and all agreements provided for in this Agreement, and to consummate the transactions contemplated by it;

               12.2.2 The execution and delivery of this Agreement and the Other Instruments by Seller and the consummation of the transactions contemplated by this Agreement do not and will not:

                    (a) result in a breach of any term or provision of or
               constitute a default under the certificate of organization or the operating agreement of Seller, or under any indenture, mortgage, lease, agreement, instrument or understanding to which Seller is a party or by which it or any of its properties may be bound;

                    (b) result in the acceleration of any commitment or
               obligation of Seller;

                    (c) result in the creation or imposition of any lien, charge or encumbrance upon any asset or property of Seller; and

                    (d) violate any provisions of law or rule or regulation, or violate any order, decree or other requirement or restriction or require the consent or approval of any court or any judicial, arbitral or governmental authority or other regulatory authority.

               12.2.3 The assets of Seller and those used in the Business (including, without limitation, those located on the property of third parties) are not subject to any liability, chattel mortgage, conditional sales agreement, pledge, lien, charge or encumbrance, except as set forth in this Agreement or in Schedules 7.3.2, 7.3.4, and 7.3.5;

               12.2.4 No consent or other agreement of any persons other than Seller is required for the transfer and assignment to Buyer of the assets to be transferred under this Agreement or, if required, all such consents and agreements have been duly obtained by Seller and copies supplied to Buyer; and the bills of sale and other instruments of transfer, assignment and delivery tendered to Buyer on the Closing Date are in all respects in compliance with this Agreement and are sufficient in form to vest Buyer with good title to all such assets and business as provided to be transferred;

               12.2.5 No consent, approval, authorization, or order of any governmental agency or body or of any court not obtained and in effect on the Closing Date is required for the execution and delivery by Seller of this Agreement or for the consummation by Seller of the transactions contemplated by it;

               12.2.6 This Agreement and the Other Seller Instruments have been duly and validly authorized, executed and delivered by Seller and are valid and binding agreements of Seller, enforceable in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor's rights; and, if so required, the members of Seller have approved this Agreement and the transactions contemplated by it, and no further action or actions on the part of the members is required;

               12.2.7 To the knowledge of counsel, after due inquiry, but not including, unless otherwise indicated, review of the docket of any court, no action, suit or proceeding has been instituted or threatened prior to or at the Closing Date in or before any court or governmental authority (i) against or in any other way pertaining to the sale by Seller to Buyer of the Purchased Assets and the Business to be transferred under this Agreement or that would enjoin or make illegal the performance and consummation of this Agreement and the transactions contemplated hereby; or (ii) that, if adversely determined, would have a material adverse effect on the financial condition, business or prospects of Seller, except as set forth in the attached Schedule 12.2.7.

          12.3 Employment Agreements and/or Noncompetition Agreements by Key Employees. Dennis M. Schreier and Robert F. Bauchiero shall have entered into an employment and non-competition agreement with Buyer in the form of
     Exhibit 12.3 attached hereto (the "Employment Agreement(s)").

     13. CONDITIONS OF SELLER'S OBLIGATION TO CLOSE. The obligations of Seller under this Agreement are subject to the condition that all representations and warranties of Buyer contained in this Agreement shall be true as of the Closing Date with the same force and effect as if made as of such date, and Buyer shall have performed and satisfied all covenants and conditions of this Agreement to be performed or satisfied by Buyer at or prior to the Closing Date.

     14. TERMINATION OF AGREEMENT.

          14.1 Permitted Termination. This Agreement may be terminated:

               (a) by the mutual consent of Seller and Buyer;

               (b) by either Seller or Buyer if Closing has not occurred on or before May 31, 2006; provided, however, that a party then in breach of its obligations under this Agreement shall not have the right to terminate this Agreement;

               (c) by Buyer if any of the representations and warranties of Seller contained in Section 7 hereof were incorrect in any material respect when made or become incorrect in any material respect; and

               (d) by Seller if any of the representations and warranties of Buyer contained in Section 9 hereof were incorrect in any material respect when made or become incorrect in any material respect.

          14.2 Return of Documents. If this Agreement is terminated for any reason pursuant to Section 14.1 above, each party shall return to the other party all documents and copies thereof which shall have been furnished to it by such other party, or with the agreement of the other party, shall destroy all such documents and copies thereof and certify in writing to the other party any such destruction.

          14.3 Limitations on Remedies. If this Agreement is terminated by Seller or Buyer as permitted under Section 14.1 above and not as a result of a breach of a representation or warranty or the failure of any party to perform its obligations hereunder, such termination shall be without liability of any party. If a party terminates this Agreement as a result of a breach of a representation or warranty by the other party or the failure of the other party to perform its obligations hereunder, the nonbreaching party shall, in addition to other remedies provided by this Agreement, at law, or in equity, be entitled to reimbursement from the breaching party for all expenses incurred by the nonbreaching party in connection with this Agreement and the transactions contemplated hereby.

     15. SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION.

          15.1 Statements Deemed Representations and Warranties. All statements contained in any exhibit, schedule, document, or certificate or Other Seller Instrument or Other Buyer Instrument delivered by or on behalf of any party, or in connection with the transactions contemplated by this Agreement, shall be deemed representations and warranties by such party. All representations and warranties made by the parties to this Agreement or made in this Agreement shall survive (i) any investigations made by or on behalf of the parties; (ii) the execution and delivery of this Agreement; and (iii) the Closing.

          15.2 Indemnification of Buyer by Seller. Seller agrees to indemnify Buyer and hold it harmless against and in respect of any and all claims, losses, expenses, obligations and liabilities (including costs of collection and reasonable attorney's fees) that arise or result from or are related to (i) the failure of any representation or warranty of Seller under this Agreement, or any agreement provided for by it, to be accurate or complete,

     (ii) any liability or liabilities of Seller, whether known or unknown, accrued or contingent, not assumed by Buyer under Section 5.0, (iii) the failure of the Seller to perform any of its covenants under this Agreement or any Other Seller Instrument, (iv) the failure of any account debtor to pay in full the amount of any account receivable included in Seller's Accounts Receivable Certificate, as defined in Section 8.6, or any portion of any account receivable, within six months of shipment, provided that Buyer shall use its best efforts to collect all accounts receivable purchased from Seller, but that such best efforts shall not include instituting legal proceedings, and provided further that, if Seller indemnifies Buyer for any account receivable under this section or if Buyer invokes the provisions of Section 15.4 regarding any account receivable, Buyer shall assign to Seller all of Buyer's rights to such account.

          15.3 Guaranty of Seller's Indemnity Obligation. The Guarantors, absolutely, unconditionally, jointly and severally as between themselves with Seller, guarantee the complete, full and prompt performance by Seller of its obligations to indemnify Buyer as provided in Section 15.2 above.

          15.4 Set-Off. Notwithstanding any other provision of this Agreement, Buyer shall have the right to reduce any payment or payments otherwise owed to Seller or the Guarantors under this Agreement or any of the agreements executed in connection herewith by an amount or amounts equal to any or all of the claims, losses, expenses, obligations and liabilities (including costs of collection and reasonable attorney's fees) incurred by Buyer for which Seller has agreed to indemnify Buyer as provided in Section 15.2. Furthermore, Dennis M. Schreier and Robert F. Bauchiero shall forfeit all amounts that would otherwise be payable to them (regardless of whether any portion of such amount has accrued before the due date for payment) if the employment of either of them is terminated pursuant to Section 6.1 or 6.2 of their respective Employment Agreements before the due date of any Deferred Purchase Price Payment that would become payable under Section
     3.5.5 of this Agreement; provided, however that neither Dennis M. Schreier nor Robert F. Bauchiero shall forfeit the right to receive a Deferred Purchase Price Payment because of termination of the employment of the other individual pursuant to Section 6.1 or 6.2 of the Employment Agreement between the Buyer and the other such individual.

          15.5 Indemnification of Seller by Buyer. Buyer agrees to indemnify Seller and hold harmless against and in respect of any and all claims, losses, expenses, obligations and liabilities (including costs of collection and reasonable attorney's fees) that arise after the Closing Date and result from and are related to the Assumed Liabilities.

     16. ENTIRE AGREEMENT, NOTICES, MODIFICATION, WAIVER, HEADINGS.

          16.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter it describes and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          16.2 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing, and shall be given by personal delivery, via facsimile transmission, by a nationally recognized overnight courier service or by registered or certified United States mail, postage prepaid, with return receipt requested. Notices shall be addressed to the parties as follows:

               Seller:  Bear Linear LLC
                        Attn: Dennis M. Schreier
                        6593 Revlon Drive, Unit 1
                        Plant #1
                        Belvidere, IL 61008
                        Telephone: 815.547.1106
                        Telecopy: 815.547.7206

               Copy to: Pearson Van Houten PLC
                        Attn: Margaret Van Houten
                        1415 28th Street, Suite 160
                        West Des Moines, IA 50266
                        Telephone: 515.327.0101
                        Telecopy: 515.327.8514

               Buyer:   Altra Industrial Motion, Inc.
                        Attn: David Wall
                        14 Hayward Street
                        Quincy, MA 02171
                        Telephone: 617.689.6380
                        Telecopy: 617.689.6202

               Copy to: Eric L. Brossman, Esquire
                        Saul Ewing LLP
                        2 North 2nd Street, 7th Floor
                        Harrisburg, PA 17101
                        Telephone: 717.257.7570
                        Telecopy: 717.237.7438

     Any party hereto shall be entitled to specify a different address by giving notice to the other party.

          16.3 Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience and are not intended to be full or accurate descriptions of the content of any section or subsection.

          16.4 Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

          16.5 Amendment or Modification. The parties may amend or modify this Agreement in such manner as may be agreed upon by a written instrument executed by such parties.

          16.6 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any circumstance, shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions shall not be adversely affected thereby, and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

          16.7 Exhibits and Schedules. Exhibits, schedules and documents referred to in this Agreement are an integral part of this Agreement.

     17. SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective transferees, successors and assigns. Notwithstanding the foregoing sentence, this Agreement and the obligations of the Seller and the Guarantors hereunder shall not be assigned or delegated to any other person. Buyer reserves the right, and is hereby authorized, to assign all of its right, title and interest herein and hereunder to an affiliate or person under common control with Buyer.

     18. GOVERNING LAW. The parties agree that this Agreement shall be governed by the laws of the State of Illinois.

     19. CONSENT TO JURISDICTION. The parties hereby consent to the jurisdiction of the state courts of the State of Illinois and the United States District Court for the Northern District of Illinois (Western Division). With respect to any such court action, all of the parties to this Agreement (a) submit to the personal jurisdiction of such courts; (b) consent to service of process, and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

     The parties have executed this Agreement or, acting under authority given by their respective Board of Managers, have caused this Agreement to be executed in their respective entity names by their respective Presidents or Vice Presidents, all as of the date and year first set forth above.

                                        SELLER:

ATTEST:                                 BEAR LINEAR LLC


                                        By
-------------------------------------      -------------------------------------
                                        Title:
                                               ---------------------------------


WITNESS:                                GUARANTORS:


                                                                          (SEAL)
-------------------------------------   ----------------------------------------
                                        Dennis M. Schreier


                                                                          (SEAL)
-------------------------------------   ----------------------------------------
                                        Robert F. Bauchiero


                                                                          (SEAL)
-------------------------------------   ----------------------------------------
                                        J. Chris Arvidson


                                        BUYER:

ATTEST:                                 WARNER ELECTRIC, LLC


                                        By
-------------------------------------      -------------------------------------
                                        Title:
                                               ---------------------------------

                                List of Schedules

Schedule 1.2      Purchased Assets
Schedule 2.0      Retained Assets
Schedule 3.3      Allocation of Purchase Price
Exhibit 4.0       Acquisition Notes
Schedule 5.0      Assumed Liabilities
Schedule 7.1.1    Organization and Standing of Seller
Schedule 7.1.4    Assumed and Fictitious Names
Schedule 7.2.2    Absence of Certain Changes
Schedule 7.2.3    Undisclosed Liabilities
Schedule 7.2.4    Indebtedness to and from Officers, Directors and Others
Schedule 7.2.5    Backlog
Schedule 7.3.1    Inventory
Schedule 7.3.2    Machinery, Equipment and Other Tangible Personal Property
Schedule 7.3.3    Accounts Receivable
Schedule 7.3.4    Real Property
Schedule 7.3.5    Patents, Copyrights, Trademarks, Etc.
Schedule 7.4.1    Labor and Employment Contracts
Schedule 7.4.2    Employee Benefit Plans and Arrangements
Schedule 7.4.3    Insurance
Schedule 7.4.4    Other Contracts and Agreements
Schedule 7.4.5    Third Party Consents
Schedule 7.5.1    Customers
Schedule 7.5.2    Suppliers
Schedule 7.5.3    Employees
Schedule 7.5.4    Accrued Employee Benefits
Schedule 7.5.5    Product and Field Warranties
Schedule 7.5.6    Litigation
Schedule 7.5.7    Taxes
Schedule 7.5.8    Permits; Governmental Approvals
Schedule 7.5.9    Operations in Conformity with Law
Schedule 7.5.10   Environmental Matters
Schedule 7.5.11   Absence of Certain Business Transactions
Schedule 8.6      Accounts Receivable Certificate
Schedule 12.2.7   Pending and Threatened Litigation
Exhibit 12.3      Employment and Non-Competition Agreement(s)

                              LIST OF DEFINED TERMS

"ACQUIRED BUSINESS" shall mean the Purchased Assets, the Business and the Assumed Liabilities.

"ADJUSTED CLOSING BALANCE SHEET" shall have the meaning set forth in Section 3.2 of the Agreement.

"ADJUSTED NET ASSET VALUE AT CLOSING" shall have the meaning set forth in
Section 3.2 of the Agreement.

"AGREEMENT" shall mean the Asset Purchase Agreement dated as of May 18, 2006.

"ANNUAL EBITDA EXCESS" shall have the meaning set forth in Section 3.5.2 of the Agreement.

"ANNUAL MINIMUM DEFERRED PURCHASE PRICE PAYMENT" shall have the meaning set forth in Section 3.5.1 of the Agreement.

"ANNUAL PAYMENT RATE" shall have the meaning set forth in Section 3.5.2 of the Agreement.

"ASSUMED LIABILITIES" shall have the meaning set forth in Section 5 of the Agreement.

"BEAR LINEAR" shall mean Bear Linear LLC, an Illinois limited liability company.

"BUSINESS" shall have the meaning set forth in Section 1.1 of the Agreement.

"BUYER" shall mean Warner Electric, LLC, a Delaware limited liability company.

"CLOSING BALANCE SHEET" shall have the meaning set forth in Section 3 of the Agreement.

"CLOSING DATE" or "CLOSING" shall have the meaning set forth in Section 11.1 of the Agreement.

"CODE" shall have the meaning set forth in Section 7.4.2 of the Agreement.

"CONTINGENT DEFERRED PURCHASE PRICE PAYMENTS" shall have the meaning set forth in Section 3.5.2 of the Agreement.

"CONTRACTS" shall have the meaning set forth in Section 7.4.4 of the Agreement.

"DEFERRED PURCHASE PRICE PAYMENTS" shall mean the Minimum Deferred Purchase Price Payments and the Contingent Deferred Purchase Price Payments as such terms are defined in Section 3.5.1 and 3.5.2 of the Agreement.

"EBITDA" shall mean the Buyer's operating income less operating expenses (but excluding interest, taxes, depreciation and amortization).

"EBITDA Base Amount" shall have the meaning set forth in Section 3.5.2 of the Agreement.

"EMPLOYEE PLANS" shall have the meaning set forth in Section 7.4.2 of the Agreement.

"EMPLOYMENT AGREEMENT(S)" shall have the meaning set forth in Section 12.3 of the Agreement.

"ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 7.5.10 of the Agreement.

"GAAP" shall mean generally accepted accounting principles for financial reporting in the United States applied on a consistent basis.

"GUARANTORS" shall mean Dennis M. Schreier, Robert F. Bauchiero and J. Chris Arvidson.

"MAXIMUM ANNUAL EBITDA EXCESS" shall have the meaning set forth in Section 3.5.3 of the Agreement.

"MINIMUM DEFERRED PURCHASE PRICE PAYMENT" shall have the meaning set forth in
Section 3.5.1 of the Agreement.

"OTHER BUYER INSTRUMENTS" shall have the meaning set forth in Section 9.2 of the Agreement.

"OTHER SELLER INSTRUMENTS" shall have the meaning set forth in Section 7.1.2 of the Agreement.

"PURCHASE PRICE" shall have the meaning set forth in Section 3.1 of the Agreement.

"PURCHASED ASSETS" shall have the meaning set forth in Section 1.2 of the Agreement.

"REGULATED SUBSTANCE" shall have the meaning set forth in Section 7.5.10 of the Agreement.

"RETAINED ASSETS" shall have the meaning set forth in Section 2 of the Agreement.

"RETAINED LIABILITIES" shall have the meaning set forth in Section 5 of the Agreement.

"SELLER" shall mean Bear Linear.

"WORKING CAPITAL" shall have the meaning set forth in Section 3.4.3 of the Agreement.

"WORKING CAPITAL CERTIFICATE" shall have the meaning set forth in Section 3.4.2 of the Agreement.


                                        2